Exhibit 99.1

Ominto’s DubLi.com Website Launches New Luxury Brands Category Catering To High-End Shoppers

-Attracts New Customer Base, Makes Luxury Brands Available Plus Cash Back-

BOCA RATON, FL, June 9, 2017 -- Ominto, Inc. (Nasdaq: OMNT), , a global leader in online Cash Back shopping, today announced that it has launched a new page on its DubLi.com website, targeted at customers who enjoy shopping for luxury brands. The Luxury Brands page offers DubLi.com customers easy access for finding their favorite luxury brands while earning Cash Back from a wide variety of stores.

When shopping through the Luxury Brands page, DubLi.com customers can earn Cash Back at their favorite luxury stores and/or brands on every purchase. Finding great deals is now easier than ever as shoppers can stack specials, coupons and free shipping offers with Cash Back to maximize savings. This gives customers the ability to save significantly on luxury brands, without sacrificing style for savings. Ominto’s Founder and CEO, Michael Hansen, expressed his thoughts on the new Luxury Brands page stating, “The addition of this powerful new page, growing our list of beneficial new features, is tailored to a new base of shoppers. Simplifying the ease of access to luxury brands offers superior shopping and savings opportunities for our customers who prefer this type of shopping experience.”

DubLi.com is designed to accommodate the interests of a wide variety of shopping preferences and global cultures. The addition of this new page is tailored to those shoppers with a taste for the finer things who are, simultaneously, cost conscious. This new feature lets high-end shoppers earn Cash Back when shopping at luxury brands from affiliated stores such as Casadei, Diane Von Furstenberg, GILT, Forzieri and more. Updates on the latest sales and discounts are available via email sign-up so shoppers can be the first to hear about the latest available special offers.

This new feature is one of several recently announced for DubLi.com. In April, the new VIP Lounge launched, providing members with multiple ways to save on hotel rooms, travel, flights, local shopping, dining services, entertainment and leisure activities - all from one convenient location. The new Luxury Brands page is another avenue for making smart shopping easier. In addition to discounts and savings offers, VIP Lounge members are also entitled to earn an additional 2% Cash Back on purchases made from the Luxury Brands page, increasing their savings. The Luxury Brands page has launched exclusively in the US, Saudi Arabia, Italy, and the UAE with rollout to other countries planned for the future.

About DubLi.com

DubLi.com is an online shopping website that offers shoppers discounts and Cash Back on their purchases. Shopping smarter is easier than ever with additional discounts, deals, and memberships for those looking to save more. The simple and personalized shopping site allows shoppers to choose from over 12,000 stores in 10 languages, and multiple currencies making for a stress-free shopping experience. Be smart, save more, shop DubLi.

About Ominto, Inc.

Ominto, Inc. is a global e-commerce leader and pioneer of online Cash Back shopping, delivering value-based shopping and travel deals through its primary shopping platform and affiliated Partner Program websites. At DubLi.com or at Partner sites powered by Ominto.com, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. The Ominto.com platform features thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. Ominto’s Partner Programs offer a white label version of the Ominto.com shopping and travel platform to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commission for the organization and Cash Back for shoppers on each transaction.

For more information, please visit Ominto's corporate website http://inc.ominto.com.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These include statements about Ominto’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “believe,” “projects,” “could,” “would,” and similar expressions. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements reflect Ominto’s current view about future events and are subject to risks, uncertainties and assumptions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: risks related to our ability to continue as a going concern being in doubt; Ominto’s inability to generate enough customers or enough purchasing activity for our shopping websites; Ominto’s inability to establish and maintain a large growing base of Business Associates; Ominto’s failure to adapt to technological change; increased competition; increased operating costs; changes in legislation applicable to Ominto’s business; Ominto’s failure to improve our internal controls; and Ominto’s inability to generate sufficient cash flows from operations or to secure capital to enable us to maintain our current operations or support our intended growth; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

For More Information, Please Contact:

Michael Hansen

investors@ominto.com